Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on June 8, 2020 by and between Autoliv Inc., a Delaware corporation (the “Company”), and Kevin Fox, (the “Executive”), to be effective as of the Effective Date, as defined in Section 1.  References herein to the “Company” shall, as applicable, be deemed to include the Company’s affiliates.

BACKGROUND

The Company desires to engage the Executive as the President, Autoliv Americas of the Company from and after the Effective Date, in accordance with the terms of this Agreement.  The Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Effective Date. The effective date of this Agreement (the “Effective Date”) shall be latest June 15, 2020, or any other earlier date to which the parties agree.
2.

Employment.  The Executive is hereby employed on the Effective Date as the President, Autoliv Americas of the Company.  In this capacity, the Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him by the President and CEO of the Company (the “President and CEO”). The principal workplace for the Executive shall be Auburn Hills, MI, USA.

3.

Employment Period.  The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company from the Effective Date and thereafter unless and until terminated by the Company or the Executive (the “Employment Period”); provided, however, that (i) the Company must give the Executive written notice of termination of the Executive’s employment not less than six (6) calendar months prior to such date of termination, and (ii) the Executive must give the Company written notice of termination of his employment not less than six (6) calendar months prior to such date of termination; provided, further, however, that in the event of a termination by the Company for Cause pursuant to Section 10(b) hereof, the 6-month notice requirement provided in clause (i) of the foregoing provision shall not apply and the Executive’s termination of employment shall be effective immediately.

4.

Extent of Service.  During the Employment Period, the Executive shall use his best efforts to promote the interests of the Company and those of any parent, subsidiary and associated company of the Company, and shall devote his full time and attention during normal business hours to the business and affairs of the Company and any parent, subsidiary and associated company.  In addition, the Executive shall devote as much time outside normal business hours to the performance of his duties as may in the interests of the Company be reasonably necessary; provided, however, that the Executive shall not receive any remuneration in addition to that set out in Section 5 hereof in respect of his work during such time.  During the Employment Period, the Executive shall not, without the consent of the President and CEO, directly or indirectly, either alone or jointly with or as a director, manager, agent or servant of any other person, firm or company, be engaged, concerned or interested in any business in a manner that would conflict with the Executive’s duties under this Section 4 (including holding any shares, loan, stock or any other ownership interest in any competitor of the Company), provided that nothing in this Section 4 shall preclude the Executive from holding shares, loan, stock or any other ownership interest as an investment in an entity that is not a competitor, customer, or supplier of the Company.

5.	Compensation and Benefits.
(a)

Base Salary.  During the Employment Period, the Executive shall receive a gross salary at the rate of $300,000 per year (“Base Salary”), less normal withholdings, payable in equal monthly or other installments as are or become customary under the Company’s payroll practices for its employees from time to time.  The Leadership Development and Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall review the Executive’s Base Salary annually during the Employment Period, and shall determine, in its sole discretion, whether to add the Allowance (as defined in Section 5(d) hereof) to his Base Salary effective January 1, 2022.  Any adjustments to the Executive’s annual base salary approved by the Compensation Committee shall become the Executive’s Base Salary for purposes of this Agreement.

(b)

Bonus.  During the Employment Period, the Executive shall be eligible to participate in the Company’s bonus plan for executive officers, if any, pursuant to which he will have an opportunity to receive an annual bonus based upon the achievement of performance goals established from year to year by the Compensation Committee (such bonus earned at the stated “target” level of achievement being referred to herein as the “Target Bonus”).  Until otherwise changed by the Compensation Committee, the Executive’s Target Bonus shall be forty-five percent (45%) of the sum of his Base Salary and Allowance (as defined in Section 5(d) hereof).

(c)

Equity Incentive Compensation.  During the Employment Period, the Executive shall be eligible for equity grants under the Autoliv, Inc. Amended and Restated 1997 Stock Incentive Plan or any successor plan or plans, having such terms and conditions as awards to other peer executives of the Company, as determined by the Compensation Committee in its sole discretion, unless the Executive consents to a different type of award or different terms of such award than are applicable to other peer executives of the Company.  Nothing herein requires the Compensation Committee to grant the Executive equity awards or other long-term incentive awards in any year.

(d)

Allowance.  During the Employment Period, the Executive shall receive an allowance at the rate of $150,000 per year (“Allowance), less normal withholdings, payable in equal monthly or other installments as are or become customary under the Company’s payroll practices for its employees from time to time.  For the avoidance of doubt, the Allowance shall not be considered pensionable earnings for purposes of the Company’s qualified or non-qualified defined benefit or defined contribution plans. The Compensation Committee shall review the Allowance annually during the Employment Period and shall determine, in its sole discretion, whether to increase his Base Salary effective January 1, 2022 and thereafter discontinue the Allowance.  Any adjustments to the Executive’s annual allowance approved by the Compensation Committee shall become the Executive’s Allowance for purposes of this Agreement.

(e)

Automobile.  The Company shall provide the Executive with a company car allowance consistent with local policies where the Executive is based.  the Executive will be provided a fuel credit card to be utilized for all petrol, maintenance, repair costs.  The Executive shall be liable for the payment of tax on the car allowance or on the taxable benefit resulting from the right to use the company car for personal purposes.

(f)	Medical Benefits. The Executive and his family are entitled to a medical care insurance made available by the Company to the Executive, per the benefit plan eligibility guidelines.
(g)

Expenses.  The Executive shall be entitled to receive payment or reimbursement for all reasonable traveling, hotel and other expenses incurred by him in the performance of his duties under this Agreement, in accordance with the policies, practices and procedures of the Company as in effect from time to time.  The Executive shall provide the Company with receipts, vouchers or other evidence of actual payment of the expenses to be reimbursed, as requested by the Company.

(h)	Housing. The Executive shall be entitled to receive temporary housing for up to 12-months in Michigan.
(i)	Conditions of Employment. Normal conditions of employment as issued by the Company apply to the receipt of benefits under this Section 5.
6.	Vacation Days. The Executive shall be entitled to yearly vacation days amounting to twenty-five (25) days annually.

7.

Retirement Plans and Benefits.  During the Employment Period, the Executive shall be eligible to participate in any non-qualified deferred compensation plan and/or qualified retirement plan of the Company (collectively, the “U.S. Savings Plans”) and any additional welfare benefit plans, practices, policies and programs provided by the Company, if any, to the extent available to similarly-situated employees in the United States and subject to eligibility requirements and terms and conditions of each such plan; provided, however, that nothing herein shall limit the ability of the Company to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time. Employee, if eligible, remains eligible for vested benefits in accordance with existing Defined Benefit retiree plan benefits in accordance with those established policies, plans and procedures.

8.

Business or Trade Information.  The Executive shall not during or after the termination of his employment hereunder disclose to any person, firm of company whatsoever or use for his own purpose or for any purposes other than those of the Company any information relating to the Company (including any parent, subsidiary or associated company of the Company) or its business or trade secrets of which he has or shall hereafter become possessed.  These restrictions shall cease to apply to any information which may come into the public domain (other than by breach of the provisions hereof).  In the event that the Executive does not comply with this Section 8, the Company shall be entitled to damages equal to six (6) times the sum of the average monthly Base Salary and monthly Allowance (as defined in Section 5(d) hereof) that the Executive received during the preceding twelve (12) months, if the Executive continues to be employed, or during the last twelve (12) months prior to his Date of Termination, if the Executive’s employment has terminated; provided, however, that nothing in this Section 8 shall preclude the Company from pursuing arbitration in accordance with Section 16 herein and seeking additional damages from the Executive in the event that the Company is able to demonstrate to the arbitrators that the value of the damages incurred by the Company due to the Executive’s violation of this Section 8 exceed the aggregate value of the damages paid by the Executive to the Company pursuant to the foregoing provision.

Anything herein to the contrary notwithstanding, Executive shall not be restricted from: (a) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Executive; or (b) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and the Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that the Executive has made such reports or disclosures.  In addition, and anything herein to the contrary notwithstanding, the Executive is hereby given notice that Executive shall not be criminally or civilly liable under any federal or state trade secret law for: (c) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (d) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.

Company Property.  The Executive shall upon the termination of his employment hereunder for whatever reason immediately deliver to the Company all designs, specifications, correspondence and other documents, papers, the car provided hereunder and all other property belonging to the Company or any of its affiliated companies or which may have been prepared by him or have come into his possession in the course of his employment.

10.	Termination of Employment.
(a)

Death; Retirement.  The Executive’s employment shall terminate automatically upon his death or Retirement. For purposes of this Agreement, “Retirement” means the Executive’s voluntary resignation (i.e., other than for Good Reason) at any time following the Executive’s 65th birthday (“Retirement”).

(b)

Termination by the Company.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause.  “Cause” for termination by the Company of the Executive’s employment shall mean (i) willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Company (the “Board”), which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Chairman of the Board establishes to the Board by clear and convincing evidence that Cause exists, subject to Section 10(f) hereof.

(c)

Termination by the Executive.  The Executive may terminate his employment during the Employment Period with Good Reason or without Good Reason.  “Good Reason” shall mean the occurrence, without the Executive’s express written consent, of any of the following “Good Reason Events”:

(i)the assignment to the Executive of any duties inconsistent with the Executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect on the Effective Date other than any such alteration primarily attributable to the fact that the Company may no longer be a public company;

(ii)a reduction by the Company in the Executive’s annual base salary as in effect on the Effective Date or as the same may be increased from time to time;

(iii)the relocation of the Executive’s principal place of employment to a location more than 30 miles from the Executive’s principal place of employment on the Effective Date or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(iv)the failure by the Company to pay to the Executive any portion of the Executive’s current compensation within seven (7) days of the date such compensation is due;

(v)the failure by the Company to continue in effect any compensation plan in which the Executive participates on the Effective Date which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed on the Effective Date; or

(vi)the failure by any successor to the business of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

A termination by the Executive shall not constitute termination for Good Reason unless the Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event), and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Executive.  The Executive’s termination for Good Reason must occur within a period of 160 days after the occurrence of an event of Good Reason.  The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.  The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.  Good Reason shall not include the Executive’s death.

(d)

Notice of Termination.  Any termination by the Company or the Executive of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifies the termination date.  Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(e)

Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated other than by reason of death or Retirement, the end of the notice period specified in Section 3 hereof (if applicable), or (ii) if the Executive’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Executive, or (iii) if the Executive’s employment is terminated by reason of Retirement, the Date of Termination shall be the date of Retirement.

(f)

Dispute Concerning Termination.  Any disputes regarding the termination of the Executive’s employment shall be settled in accordance with Section 16 hereof (including, without limitation, the provisions regarding costs and expenses related to arbitration).  If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 10(f)), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of the arbitrators (which is not appealable or with respect to which the time for appeal there from has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

(g)

Compensation During Dispute.  If the Date of Termination is extended in accordance with Section 10(f) hereof, the Company shall continue to provide the Executive with the compensation and benefits specified in Section 5 hereof until the Date of Termination, as determined in accordance with Section 10(f) hereof.  Amounts paid under this Section 10(g) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement; provided, however, that in the event that the arbitration results in a determination that the Executive is not entitled to the severance payments set forth in Section 11(a) hereof, then the Executive shall be obligated to promptly repay to the Company the compensation received by the Executive during the extended period pursuant to this Section 10(g).

11.	Obligations of the Company Upon Termination of Employment.
(a)

Termination by the Company Other Than for Cause; Termination by the Executive for Good Reason.  If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, or the Executive shall terminate employment for Good Reason, then, and only if within forty-five (45) days after the Date of Termination the Executive shall have executed a separation agreement containing a full general release of claims and covenant not to sue, in the form provided by the Company, and such separation agreement shall not have been revoked within such time period, within sixty (60) days after the Date of Termination (or such later date as may be required pursuant to Section 20(c) herein), the Company shall pay to the Executive a lump sum severance payment, in cash, equal to one and a half times (1.5x) the sum of the Executive’s Base Salary and Allowance (as defined in Section 5(d) hereof) as in effect immediately prior to the Date of Termination.

(b)

Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive or the Executive’s legal representatives under this Agreement, other than such death benefits he or they would otherwise be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company or its affiliated companies.

(c)

Retirement.  If the Executive’s employment is terminated in connection with his Retirement during the Employment Period, this Agreement shall terminate without further obligations to the Executive; provided, however, that the Executive shall nonetheless be subject to the covenants set forth in Section 13 herein.

(d)

Cause; Voluntary Resignation.  If the Executive’s employment is terminated by the Company for Cause during the Employment Period, or the Executive voluntarily resigns his employment without Good Reason, this Agreement shall terminate without further obligations to the Executive; provided, however, that the Executive shall nonetheless be subject to the covenants set forth in Section 13 herein.

12.

Non-Duplication of Benefits.  Notwithstanding anything to contrary in this Agreement, the aggregate of any amounts payable to the Executive by the Company pursuant to Section 5 (including any compensation and benefits paid pursuant to such section during any applicable termination notice period pursuant to Section 3), Section 10(g) or Section 11 herein shall be offset and reduced to the extent necessary by any other compensation or benefits of the same or similar type, including those payable under local laws of any relevant jurisdiction, so that such other compensation or benefits, if any, do not augment the aggregate of any amounts payable to the Executive by the Company pursuant to Section 5 (including any compensation and benefits paid pursuant to such section during any applicable termination notice period pursuant to Section 3), Section 10(g) or Section 11 herein.  It is intended that this Agreement not duplicate compensation or benefits the Executive is entitled to under country “redundancy” laws, the Company’s severance policy, if any, any related or similar policies, or any other contracts, agreements or arrangements between the Executive and the Company.

13.	Non-Competition Covenant; Payment for Non-Competition Covenant.
(a)

Except as provided in Section 13(b), during the twelve (12) months immediately following the termination of his employment with the Company, the Executive shall not (i) accept employment with a competitor of the Company in a capacity in which such competitor can make use of the confidential information relating to the Company that the Executive has obtained in his employment with the Company, (ii) engage as a partner or owner in such competitor of the Company, nor (iii) act as an advisor to such competitor (the “Non-Competition Covenant”).

(b)	The Non-Competition Covenant shall not apply:
(i)	in the event the Executive’s employment is terminated by the Company other than for Cause; or
(ii)	in the event the Executive resigns for Good Reason; or

(c)

If the Executive does not comply with the Non-Competition Covenant when applicable, then (i) the Executive shall not be entitled to any benefits pursuant to Section 13(d) below during the period in which the Executive is not in compliance with such Non-Competition Covenant, and (ii) the Company shall be entitled to damages equal to six (6) times the sum of the average monthly Base Salary and average monthly Allowance that the Executive received during the last twelve (12) months prior to the Date of Termination.

(d)

If the Non-Competition Covenant becomes operative, then the Company shall pay to the Executive, as compensation for the inconvenience of such Non-Competition Covenant, up to twelve (12) monthly payments equal to the Executive’s monthly Base Salary and monthly Allowance (as defined in Section 5(d) hereof) as in effect on the Date of Termination, less the monthly salary earned during such month by the Executive in a subsequent employment, if any; provided, however, that the aggregate monthly payments from the Company pursuant to this Section 13(d) shall not exceed sixty percent (60%) of the sum of the Executive’s annual Base Salary and Allowance (as defined in Section 5(d) hereof) as in effect on the Date of Termination, and once the 60% aggregate amount has been paid, no further payments will be made under this Section 13(d).  As a condition to the receipt of such payments, the Executive must inform the Company of his base salary in his new employment on a monthly basis.  No payments shall be made under this Section 13 if the Executive’s employment is terminated in connection with his Retirement or if the situation described in Section 13(b)(iii) occurs.

(e)

The Company may unilaterally waive the Non-Competition Covenant in its sole discretion.  If the Company waives the Non-Competition Covenant, then the Executive shall not be entitled to any payments pursuant to Section 13(d).

14.	Inventions.
(a)

The general nature of any discovery, invention, secret process or improvement made or discovered by the Executive during the period of the Executive’s employment by the Company (hereinafter called “the Executive’s Inventions”) shall be notified by the Executive to the Company forthwith upon it being made or discovered.

(b)

The entitlement as between the Company and the Executive to the Executive’s Inventions shall be determined in accordance with the current Act (1949:345) on the Right to Inventions made by Employees and the Executive acknowledges that because of the nature of his duties and the particular responsibilities arising therefrom he has a special obligation to further the interests of the Company’s undertaking.

(c)

Where the Executive’s Inventions are to be assigned to the Company, the Executive shall make a full disclosure of the same to the Company and if and whenever required to do so shall at the expense of the Company apply, singly or jointly with the Company or other persons as required by the Company, for letters patent or other equivalent protection in Sweden and in any other part of the world of the Executive’s Inventions.

15.

Entire Agreement.  This Agreement supersedes the Prior Agreement and any other previous agreements and arrangements whether written, oral or implied between the Company or Autoliv and the Executive relating to the employment of the Executive, without prejudice to any rights accrued to the Company or the Executive prior to the commencement of his employment under this Agreement.

16.

Disputes.  Disputes regarding this Agreement (including, without limitation, disputes regarding the existence of Cause or Good Reason) shall be settled by arbitration in accordance with the  American Arbitration Association rules and procedures.  The arbitration shall take place in Detroit and, unless otherwise agreed to by both parties, there shall be three (3) arbitrators.  All costs and expenses for the arbitration, whether initiated by the Company or by the Executive, including the Executive’s costs for solicitor, shall be borne by the Company, unless the arbitrators determine the Executive’s claim(s) to be frivolous and in bad faith, in which case the arbitrators may allocate costs as they deem fit.  Any payments due to the Executive pursuant to the preceding sentence shall be made within fifteen (15) business days after delivery of the Executive’s written request for payment accompanied with such evidence of costs and expenses incurred as the Company reasonably may require.

17.	Governing Law. This Agreement shall be governed by and construed in accordance with Michigan law and, where applicable, the laws of any applicable local jurisdictions.
18.

Amendment.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board.

19.	Notices. All notices and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
Kevin Fox
……………….
West Haven, UT 84401

If to the Company:	Autoliv Inc.
WTC, Klarabergsviadukten 70,
111 64 Stockholm, Sweden
Attention: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

20.	U.S. Tax Code Section 409A. This Section 20 shall apply only in the event that the Executive is or becomes a taxpayer under the laws of the United States at any time during the Employment Period.
(a)

General.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.  Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.  Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.

(b)

Definitional Restrictions.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred  Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of the Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such termination of employment, as the case may be, meet any description or definition of “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a or termination of employment, however defined.  If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” as the case may be, or such later date as may be required by subsection (c) below.  If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c)

Six-Month Delay in Certain Circumstances.  Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a “specified employee” (as defined in Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A‑3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within thirty (30) days after the Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d)

Treatment of Installment Payments.  Each payment of termination benefits under this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A‑2(b)(2), for purposes of Section 409A of the Code.

(e)

Timing of Release of Claims.  Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution and non-revocation of a release of claims, such as the separation agreement referenced in Section 11(a) hereof, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited.  If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired.  If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.

(f)

Timing of Reimbursements and In-kind Benefits.  If the Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement and if such payments or reimbursements are includible in the Executive’s federal gross taxable income, the amount of such expenses payable or reimbursable in any one calendar year shall not affect the amount payable or reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.  The right to any reimbursement for expenses incurred or provision of in-kind benefits is limited to the lifetime of the Executive, or such shorter period of time as is provided with respect to each particular right to reimbursement in-kind benefits pursuant to the preceding provisions of this Agreement.  No right of the Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

Kevin Fox

Mikael Bratt
President and CEO